                                                                                                    Exhibit 99.2(a)
FINANCIAL STATEMENTS
STATEMENTS OF CONSOLIDATED EARNINGS AND RETAINED EARNINGS
===================================================================================================================
                                                                                                 Years Ended
                                                              Year Ended     Month Ended         August 31,
                                                             September 30,  September 30,  ------------------------
Dollars in thousands, except for per share amounts               1994           1993         1993         1992
===================================================================================================================
CONSOLIDATED EARNINGS
Net sales and other revenues                                   $7,483,801      $598,147    $6,823,552   $5,048,309
                                                              -----------------------------------------------------
Costs and expenses:
  Cost of sales                                                 7,036,249       566,796     6,388,744    4,729,038
  Distribution, selling, general and administrative expenses      331,530        27,175       330,825      228,857
  Restructuring charge                                                  -             -        33,000            -
                                                              -----------------------------------------------------
    Total costs and expenses                                    7,367,779        593,971    6,752,569    4,957,895
                                                              -----------------------------------------------------
Operating earnings from continuing operations                     116,022          4,176       70,983       90,414
Net interest expense                                               17,910          1,541       22,723        6,944
                                                              -----------------------------------------------------
Earnings from continuing operations before taxes on income         98,112          2,635       48,260       83,470
Taxes on income from continuing operations                         41,992          1,140       19,653       30,458
                                                              -----------------------------------------------------
Earnings from continuing operations                                56,120          1,495       28,607       53,012
Discontinued operations, net of taxes on income:
  Earnings from operations                                              -              -            -        3,876
  Gain on disposition                                                   -              -            -        3,976
                                                              -----------------------------------------------------
Earnings before cumulative effect of a change
  in accounting principle                                          56,120          1,495       28,607       60,864
Cumulative effect on prior years (as of September 1, 1993)
  of a change in method of accounting for income taxes                  -         (8,713)           -            -
                                                              -----------------------------------------------------
Earnings (loss) before extraordinary loss                          56,120         (7,218)      28,607       60,864
Extraordinary loss from early extinguishment of debt,
  net of income tax benefit of $1,786                                   -              -       (2,570)           -
                                                              -----------------------------------------------------
Net earnings (loss)                                            $   56,120      $  (7,218)  $   26,037   $   60,864
                                                              =====================================================

EARNINGS (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE
  Primary:
    Continuing operations                                      $     1.45      $    0.04   $     0.75   $     1.34
    Discontinued operations:
      Earnings from operations                                          -              -            -         0.10
      Gain on disposition                                               -              -            -         0.10
                                                              -----------------------------------------------------
    Earnings before cumulative effect of
       accounting change                                             1.45           0.04         0.75         1.54
    Cumulative effect of accounting change                              -          (0.23)           -            -
                                                              -----------------------------------------------------
    Earnings (loss) before extraordinary loss                        1.45          (0.19)        0.75         1.54
    Extraordinary loss                                                  -              -        (0.07)           -
                                                              -----------------------------------------------------
      Net earnings (loss)                                      $     1.45      $   (0.19)  $     0.68   $     1.54
                                                              =====================================================

  Fully diluted:
    Continuing operations                                      $     1.45      $    0.04   $     0.75   $     1.29
    Discontinued operations:
      Earnings from operations                                          -              -            -         0.08
      Gain on disposition                                               -              -            -         0.09
                                                              -----------------------------------------------------
    Earnings before cumulative effect of
       accounting change                                             1.45           0.04         0.75         1.46
    Cumulative effect of accounting change                              -          (0.23)           -            -
                                                              -----------------------------------------------------
    Earnings (loss) before extraordinary loss                        1.45          (0.19)        0.75         1.46
    Extraordinary loss                                                  -              -        (0.07)           -
                                                              -----------------------------------------------------
      Net earnings (loss)                                      $     1.45      $   (0.19)  $     0.68   $     1.46
                                                              =====================================================

CONSOLIDATED RETAINED EARNINGS
Balance at beginning of period                                 $  342,166      $ 349,384   $  337,857   $ 291,865
Net earnings (loss)                                                56,120         (7,218)      26,037      60,864
Excess cost of Treasury shares issued for an acquisition           (2,457)             -            -           -
Cash dividends on Class A Common Stock ($0.438 in 1994,
  $0.380 in 1993 and $0.380 in 1992 per share)                    (16,751)             -      (14,127)    (14,489)
Cash dividends on Class B Common Stock ($1.996 in 1994,
  $3.621 in 1993 and $3.621 in 1992 per share)                       (211)             -         (383)       (383)
                                                              -----------------------------------------------------
Balance at end of period                                       $  378,867      $ 342,166   $  349,384   $  337,857
                                                              =====================================================

===================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

                                                        12

                                                                        Exhibit 99.2(b)
CONSOLIDATED BALANCE SHEETS

Dollars in thousands
=======================================================================================
                                                          September 30,     August 31,
                                                              1994             1993
=======================================================================================
ASSETS
Current assets:
  Cash and cash equivalents                                 $    5,264     $   54,960
  Accounts and notes receivable, less allowance for
    doubtful receivables: $18,423 at September 30,
    1994; $14,539 at August 31, 1993                           523,202        471,248
  Inventories                                                  904,809        684,234
  Income taxes receivable                                        1,788          7,925
  Deferred income taxes                                              -          6,151
  Prepaid expenses                                              10,305          6,310
                                                           ---------------------------
      Total current assets                                   1,445,368      1,230,828
                                                           ---------------------------
Property - at cost:
  Land                                                          10,923         11,287
  Buildings and leasehold improvements                          77,107         71,187
  Equipment and fixtures                                       127,037        110,303
                                                           ---------------------------
    Total property                                             215,067        192,777
  Less accumulated depreciation and amortization                78,725         66,079
                                                           ---------------------------
      Property - net                                           136,342        126,698
                                                           ---------------------------
Other assets:
  Excess of cost over net assets of acquired companies         322,374        324,409
  Other investments                                             22,063         25,221
  Noncurrent receivables                                         9,384         10,438
  Deferred charges and other assets                             59,526         54,743
                                                           ---------------------------
      Total other assets                                       413,347        414,811
                                                           ---------------------------
      Total assets                                          $1,995,057     $1,772,337
                                                           ===========================

=======================================================================================

See accompanying Notes to Consolidated Financial Statements.

                                           13

                                                                        Exhibit 99.2(b)
CONSOLIDATED BALANCE SHEETS

Dollars in thousands
=======================================================================================
                                                          September 30,     August 31,
                                                              1994             1993
=======================================================================================
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
  Accounts payable                                          $  995,030     $  876,584
  Accrued liabilities                                          111,043         94,051
  Customer credit balances                                      82,787         71,992
  Income taxes payable                                             945              -
  Deferred income taxes                                          1,307              -
  Current portion of long-term obligations                           -          2,129
                                                           ---------------------------
      Total current liabilities                              1,191,112      1,044,756
                                                           ---------------------------
Long-term obligations:
  7 3/8% senior notes                                          149,078        148,958
  5 5/8% senior notes                                           99,926         99,864
  Revolving bank loan payable                                   40,000              -
  7% convertible subordinated debentures                        20,934         23,146
  6 7/8% exchangeable subordinated debentures                   10,575         10,905
  Deferred income taxes                                          3,903         12,553
  Other                                                         17,678         14,355
                                                           ---------------------------
    Total long-term obligations                                342,094        309,781
                                                           ---------------------------
Shareowners' equity:
  Capital stock:
    Preferred - Authorized 3,000,000 shares; issued: none            -              -
    Class A Common - Authorized 100,000,000 shares;
      issued: 1994, 44,058,659 shares; 1993, 43,026,082         66,088         64,539
    Class B Common - Convertible, 1993, Authorized
      and issued: 100,492 shares                                     -            151
  Paid-in capital                                              155,079        156,312
  Retained earnings                                            378,867        349,384
                                                           ---------------------------
      Total                                                    600,034        570,386
  Less Treasury shares, at cost: 1994, 6,844,057
    shares; 1993, 7,553,028 shares                             138,183        152,586
                                                           ---------------------------
      Total shareowners' equity                                461,851        417,800
                                                           ---------------------------
      Total liabilities and shareowners' equity             $1,995,057     $1,772,337
                                                           ===========================

=======================================================================================

See accompanying Notes to Consolidated Financial Statements.

                                           14

                                                                                                         Exhibit 99.2(c)
STATEMENTS OF CONSOLIDATED CASH FLOWS
========================================================================================================================
                                                                      Year Ended    Month Ended   Years Ended August 31,
                                                                     September 30,  September 30, ----------------------
Dollars in thousands                                                     1994          1993          1993        1992
========================================================================================================================
OPERATING ACTIVITIES
Net earnings (loss) including cumulative effect of accounting change in the month ended September 30, 1993 and
  extraordinary loss in the year ended August 31,1993                   $ 56,120     $ (7,218)     $ 26,037    $ 60,864
Adjustments to reconcile net earnings (loss) including cumulative effect of accounting change in the month ended September
  30, 1993 and extraordinary loss in the year ended August
  31, 1993, to net cash flows from operating activities:
    Provision for doubtful accounts                                        7,060          270         5,213      10,007
    Depreciation and amortization of property                             19,065        1,589        17,752      11,867
    Deferred compensation                                                    949          104         1,350      (4,428)
    Amortization of customer lists                                         1,749          146         1,749       1,654
    Amortization of excess of cost over net assets of acquired companies   8,696          692         8,575       1,525
    Deferred income taxes                                                 (3,545)          40       (15,364)     (5,533)
    Amortization of original issue discount on senior notes                  168           14           102           -
    Amortization of deferred financing costs                                 926           73           846         379
    (Gain) loss on dispositions of property                               (1,229)          (7)           85         239
    Interest accretion on convertible zero coupon-subordinated notes           -            -         6,304      13,468
    Cumulative effect of a change in accounting principle                      -        8,713             -           -
    Discontinued operations                                                    -            -             -      18,328
    Effects of changes, net of acquisitions and dispositions:
      Receivables                                                        (49,625)     (16,105)      (37,832)    (38,034)
      Inventories                                                       (241,585)      31,060        70,133    (117,302)
      Prepaid expenses and other assets                                   (1,234)       4,233         9,363       8,017
      Accounts payable                                                   109,890         (735)       72,558     232,415
      Accrued liabilities                                                  9,736        5,341        (2,854)      7,462
      Customer credit balances                                            12,542       (1,747)       15,022      18,217
      Income taxes payable                                                 5,509          628        (9,407)      1,457
                                                                        -----------------------------------------------
        Net cash flows from operating activities                         (64,808)      27,091       169,632     220,602
                                                                        -----------------------------------------------
INVESTING ACTIVITIES
Short-term investments                                                         -            -             -      94,650
Purchase of other investments                                             (1,769)        (337)       (1,303)    (22,918)
Proceeds from sale of notes receivable with recourse                      14,831            -         4,097       9,870
Property acquisitions                                                    (24,876)      (2,149)      (33,934)    (18,856)
Proceeds from dispositions of property                                     2,204           43           652         952
Acquisition of businesses, less cash acquired                             (2,701)           -      (343,127)    (51,776)
Proceeds from sale of business                                                 -            -         9,034           -
Sale of discontinued operations                                                -            -        (4,880)    (10,390)
                                                                        -----------------------------------------------
        Net cash flows from investing activities                         (12,311)      (2,443)     (369,461)      1,532
                                                                        -----------------------------------------------
FINANCING ACTIVITIES
Proceeds from revolving bank loan                                         30,000       10,000             -           -
Repayment of other obligations                                           (14,370)        (201)      (24,992)       (467)
Redemption of convertible subordinated debentures                         (2,212)           -       (45,854)          -
Redemption of exchangeable subordinated debentures                          (330)           -             -           -
Proceeds from issuance of senior notes                                         -            -       246,536           -
Early extinguishment of convertible zero coupon-subordinated notes             -            -      (215,952)          -
Shareowners' equity transactions:
  Exercise of stock options                                                  495            -         1,956         971
  Cash dividends on Common Stock                                         (16,962)      (3,645)      (14,444)    (15,429)
  Acquisition of Treasury shares                                               -            -             -    (106,935)
                                                                        -----------------------------------------------
        Net cash flows from financing activities                          (3,379)       6,154       (52,750)   (121,860)
                                                                        -----------------------------------------------

Net (decrease) increase in cash and cash equivalents                     (80,498)      30,802      (252,579)    100,274
Cash and cash equivalents at beginning of period                          85,762       54,960       307,539     207,265
                                                                        -----------------------------------------------
Cash and cash equivalents at end of period                              $  5,264     $ 85,762      $ 54,960    $307,539
                                                                        ===============================================

========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

                                                           15

                                                                 Exhibit 99.2(d)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended September 30, 1994, August 31, 1993 and 1992

1.   Summary of Significant Accounting Policies

     The consolidated financial statements include the accounts of Bergen Brunswig Corporation and its subsidiaries (the "Company"), after elimination of the effect of intercompany transactions and balances.

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Other investments include primarily debt instruments, primarily variable rate demand notes having maturities of more than one year, and are stated at cost plus accrued interest.

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which will require the Company to classify its investments in debt securities into three categories and to account for them as follows: (1) debt securities that the Company has the intent and ability to hold to maturity will be classified as "held-to-maturity securities" and reported at amortized cost; (2) debt securities that are bought and held principally for the purpose of selling them in the near term will be classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings; and (3) debt securities not classified as held-to-maturity securities or trading securities will be classified as "available for sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareowners' equity. This Statement became effective for the Company on October 1, 1994. It is expected that implementation will not result in any material change in the Company's consolidated financial position or results of operations.

     Inventories are valued at the lower of cost or market, determined on the last-in, first-out (LIFO) method. If the Company had used the first-in, first-out (FIFO) method of inventory valuation, which approximates current replacement cost, inventories would have been higher than reported at September 30, 1994, by $150,361,000 and at August 31, 1993, by $151,504,000.

     Depreciation and amortization of property are computed principally on a straight-line basis over estimated useful lives. Generally, the estimated useful lives are 15 to 40 years for buildings and leasehold improvements, and 3 to 10 years for equipment and fixtures.

     The excess of cost over net assets of acquired companies (net of amortization of $29,002,000 at September 30, 1994; $19,547,000 at August 31,
1993) is amortized on a straight-line basis principally over 40 years. Customer lists, included in deferred charges and other assets, ($12,254,000 at September 30, 1994 , net of accumulated amortization of $13,977,000; $14,149,000 at August 31, 1993, net of accumulated amortization of $12,082,000) are amortized on a straight-line basis over 15 years.

     Noncurrent receivables include notes receivable from employees and officers due at the Company's discretion in the amount of $3,840,000 and $3,471,000 at September 30, 1994 and August 31, 1993, respectively.

     Net sales and other revenues of the Company include service fees of $4.4 million, $2.9 million and $2.6 million for the years ended September 30, 1994, August 31, 1993 and 1992, respectively, related to bulk shipments of pharmaceuticals.

     Effective October 1, 1993, the Company changed its fiscal year from a twelve-month period ending August 31 to a twelve-month period ending September
30. The Statements of Consolidated Earnings and Retained Earnings and Cash Flows are presented for the twelve months ended September 30, 1994, for the one month ended September 30, 1993 and for the twelve-month periods ended August 31, 1993 and 1992.

     Certain reclassifications have been made in the consolidated financial statements and notes to conform to fiscal 1994 presentations.


2.   Borrowing Arrangements

     On September 15, 1992, the Company entered into a credit agreement (the "Credit Agreement") with a group of banks providing the Company with a three-year $300 million unsecured revolving line of credit to be used to fund the fiscal 1993 acquisition of Durr-Fillauer Medical, Inc. and subsidiaries ("Durr") and to be used for general working capital purposes of the Company. On October 7, 1994, the Credit Agreement was amended to, among other things, increase the maximum borrowing to $350 million and to extend the maturity date to September 15, 1997. Borrowings outstanding under the Credit Agreement were $40.0 million at September 30, 1994. The maximum outstanding borrowings under the Credit Agreement for the year ended September 30, 1994 were $270.0 million.

     On January 14, 1993, the Company publicly sold $100 million aggregate principal amount of 5 5/8% Senior Notes due January 15, 1996 and $150 million aggregate principal amount of 7 3/8% Senior Notes due January 15, 2003, collectively the "Senior Notes." The Senior Notes were issued pursuant to the $400 million shelf registration filed by the Company in December 1992. Interest on the Senior Notes is payable semi-annually on January 15 and July 15 of each year, beginning July 15, 1993. The Senior Notes are not redeemable prior to maturity and are not entitled to any sinking fund. The carrying value of the Senior Notes represents gross proceeds plus amortization of the original issue discount ratably over the life of each issue.

     In connection with the acquisition of Durr, the Company assumed $69.0 million of Durr's 7% Convertible Subordinated Debentures due March 1, 2006 (the "7% Debentures"). The acquisition of Durr by the Company resulted in each holder receiving the right, at such holder's option, to require Durr to redeem, on November 23, 1992, all or any portion of such holder's 7% Debentures for cash equal to the principal amount plus accrued interest to that date. As a result, the Company redeemed $45.6 million aggregate principal amount on November 23, 1992. Since that date an additional $2.5 million aggregate principal amount has been redeemed. The remaining outstanding 7% Debentures receive interest on March 1 and September 1 of each year.

     On February 10, 1993, the Company redeemed for cash $471,429,000 of the outstanding principal amount of its Liquid Yield OptionTM Notes ("LYONs") due 2004 at a redemption price of $458.08 per $1,000 principal amount at maturity (representing the issue price plus accrued original issue discount to February 10, 1993). The balance of $71,000 principal amount was converted into 1,227 shares of the Company's Class A Common Stock. The redemption resulted in an extraordinary after-tax loss of $2.6 million, net of related income tax benefit of $1.8 million.

     In July 1986, the Company issued $43.0 million of 6 7/8% Exchangeable Subordinated Debentures due July 2011 (the "Debentures") and during March 1990, $32.1 million principal amount of the Debentures was tendered and purchased pursuant to an offer from the Company. Since that date an additional $0.3 million aggregate principal amount has been redeemed. See Note 10 for the effect of the fiscal 1992 disposition of Commtron Corporation ("Commtron") on the Debentures.

     Scheduled future principal payments of long-term obligations, excluding deferred income taxes, for the next five years are $1,307,000 in 1995, $101,006,000 in 1996, $40,933,000 in 1997, $933,000 in 1998 and $909,000 in
1999.


3.   Capital Stock, Paid-in Capital and Stock Options

     The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common, par value $1.50 per share (the "Common Stock") and 3,000,000 shares of Preferred Stock without nominal or par value (the "Preferred Stock").

     The Board of Directors (the "Board") is authorized to divide the Preferred Stock into one or more series, to determine the relative rights, preferences and limitations of the shares of any class or of any such series. In addition, the Board may give the Preferred Stock (or any series), special, limited, multiple or no voting rights.

     Subject to the preferences and other rights of the Preferred Stock, the Common Stock may receive stock or cash dividends as declared by the Board and each share of Common Stock is entitled to one vote per share at every meeting of shareowners. In the event of any liquidation, dissolution or winding up of the affairs of the Company, after payment to the owners of the Preferred Stock of the full amounts to which they have a liquidation preference, the owners of Common Stock shall be entitled to receive a distribution of all assets then remaining.

     No owner of stock of any class of the Company shall have any preemptive right to purchase or subscribe for, or to receive rights or warrants to purchase or subscribe for, any shares of the Company, whenever authorized, which the Company may issue or sell or any obligations which the Company may issue or sell that shall be convertible into or exchanged for any shares of any class of stock of the Company.

     The Company shall not be obligated to issue any fractional shares of Common Stock and if any interest in a fractional share would otherwise be deliverable, the Company shall make adjustment for that fractional share interest by payment of an amount in cash equal to the same fraction of the market value of a full share of Common Stock.

     On February 9, 1994, the Board adopted a Shareowner Rights Plan which provided that a dividend of one Preferred Share Purchase Right (the "Rights") was declared for each share of Common Stock outstanding at the close of business on February 18, 1994. The Rights are generally not exercisable until 10 days after a person or group acquires 15% of the Common Stock or announces a tender offer which could result in a person or group owning 15% or more of the Common Stock (an "Acquisition"). Each Right, should it become exercisable, will entitle the owner to buy 1/100th of a share of a new series of the Company's Series A Junior Preferred Stock at an exercise price of $80.00.

     In the event of an Acquisition without the approval of the Board, each Right will entitle the owner, other than an acquiror, to buy at the Rights' then current exercise price a number of shares of Common Stock with a market value equal to twice the exercise price. In addition, if at the time when there was a 15% shareowner, the Company were to be acquired by merger, shareowners with unexercised Rights could purchase common stock of the acquiror with a value of twice the exercise price of the Rights. The Board may redeem the Rights for $0.01 per Right at any time prior to an Acquisition. Unless earlier redeemed, the Rights will expire on February 18, 2004.

     In addition to the Shareowner Rights Plan, the staggered election of the Board of Directors, the possible impact of the anti-trust laws and the New Jersey Shareholders Protection Act ("NJSPA") may deter a hostile takeover of the Company.

     The NJSPA could discourage a hostile takeover of the Company because it could significantly delay the ability of a person who acquires control of the Company to consummate a merger with the Company. The NJSPA provides that no "Resident Domestic Corporation" shall engage in any "Business Combination" with any "Interested Stockholder" of such corporation for a period of five years following that "Interested Stockholder's" "Stock Acquisition Date" unless that "Business Combination" is approved by the Board of Directors of the "Resident Domestic Corporation" prior to that "Interested Stockholder's" "Stock Acquisition Date."

     The NJSPA defines a "Resident Domestic Corporation" as a corporation incorporated in, and having its principal executive offices or significant business operations located in, the State of New Jersey. The Company believes that it is a Resident Domestic Corporation because it has significant business operations located in New Jersey. A "Business Combination" includes (i) a merger of a Resident Domestic Corporation with an Interested Stockholder or any corporation which is an affiliate of such Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of a Resident Domestic Corporation to or with an Interested Stockholder or any affiliate thereof; and (iii) other specified extraordinary transactions between a Resident Domestic Corporation and an Interested Stockholder or any affiliate thereof. "Interested Stockholder" is defined, in pertinent part, as any person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of a Resident Domestic Corporation. "Stock Acquisition Date" is defined as the date that a person becomes an Interested Stockholder.

     The Securities and Exchange Commission (the "Commission") has argued that statutes similar to the NJSPA are invalid. The United States Court of Appeals for the Seventh Circuit has upheld a Wisconsin statute which is similar to the NJSPA. The Company has not solicited or received any legal opinion as to the validity of the NJSPA.

     The NJSPA imposes additional restrictions on the ability of an Interested Stockholder to consummate a Business Combination with a Resident Domestic Corporation even after the five year period has expired. The NJSPA requires the affirmative vote of the holders of two-thirds of the shares not beneficially owned by an Interested Stockholder to approve a Business Combination with the Interested Stockholder unless (i) the Business Combination is approved by the Company's Board of Directors prior to the Interested Stockholder's Stock Acquisition Date or (ii) a "fair price" consideration, determined pursuant to criteria specified in the NJSPA, is paid to holders of shares and certain other specified conditions are met.

     Under the New Jersey Business Corporation Act ("NJBCA"), a merger would generally require the approval of the Board of Directors of the Company and the affirmative vote of a majority of the votes cast by the holders of capital stock of the Company entitled to vote on the merger assuming the presence of a quorum which would be a majority of all shares entitled to vote. Any merger would have to comply with the applicable procedural and substantive requirements of the NJBCA, including the NJSPA and any duties to other shareholders imposed upon a controlling or, if applicable, majority shareholder.

     Any merger would also have to comply with any applicable federal law. In particular, an Interested Stockholder may be required to comply with Rule 13e-3 promulgated by the Commission under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of such merger or other similar business combination and the consideration offered to minority shareholders be filed with the Commission and distributed to minority shareholders prior to the consummation of any such transaction.

     On February 24, 1994 (the "Conversion Date"), in accordance with the provisions of the Recapitalization Plan approved by the Company's shareowners on January 31, 1989, all of the 100,492 then outstanding shares of the Company's Class B Stock were automatically converted into shares of the Company's Class A Common Stock at the stated conversion rate of 9.5285 shares of Class A Common Stock for each share of Class B Common Stock. All Class B Common Stock was subsequently cancelled.

     During fiscal years 1991 and 1992, the Board of Directors authorized total expenditures of $200,000,000 to purchase shares of the Company's capital stock on the open market. During fiscal year 1992, 5,515,256 shares of Class A Common Stock were purchased for Treasury at a cost of approximately $106.9 million.
The Company has discontinued the stock repurchase program.

     Changes in Class A and Class B Common Stock, Paid-in capital and Treasury shares for the years ended September 30, 1994, August 31, 1993 and 1992 were as follows:

                                         Class A Common      Class B Common
                                        ----------------    ----------------    Paid-in   Treasury
Dollars and shares in thousands         Shares    Amount    Shares    Amount    Capital   Shares
===================================================================================================
Balance, August 31, 1991                42,187   $63,280       101     $151    $143,455   $(43,517)
Exercise of stock options                   90       135         -        -         867        (31)
Acquisition of Treasury shares               -         -         -        -           -   (106,935)
                                        ----------------------------------------------------------
Balance, August 31, 1992                42,277    63,415       101      151     144,322   (150,483)
Exercise of stock options                  277       415         -        -       3,235     (1,694)
Conversion of LYONs                          1         2         -        -          31          -
Acquisition of Healthcare
  Distributors of Indiana, Inc. ("HDI")    471       707         -        -       8,724       (409)
                                        ----------------------------------------------------------
Balance, August 31, 1993
  and September 30, 1993                43,026    64,539       101      151     156,312   (152,586)
Exercise of stock options                   75       113         -        -         733       (351)
Conversion of Class B Common
  Stock into Class A Common Stock          958     1,436      (101)    (151)     (1,286)         -
Recapitalization costs                       -         -         -        -        (680)         -
Acquisition of Southeastern
  Hospital Supply Corporation                -         -         -        -           -     15,098
Adjustment of HDI acquisition price          -         -         -        -           -       (344)
                                        ----------------------------------------------------------
Balance, September 30, 1994             44,059   $66,088         -    $   -    $155,079  $(138,183)
                                        ==========================================================

     The Company has a 1983 stock option plan which authorizes the granting of options to key employees to purchase, within a period of ten years from date of grant, up to 1,413,122 shares of Class A Common Stock at prices per share not less than the fair market value on the dates the options are granted. At September 30, 1994, there were 31,331 shares available for grant under the 1983 plan.

     The Company has a 1989 stock incentive plan which authorizes the granting of options to key employees, non-employee directors and certain other recipients to purchase, within a period of ten years from date of grant, up to 1,968,750 shares, of which 196,875 may be utilized for grants to non-employee directors, of Class A Common Stock at prices per share as may be set by the Company's Compensation/Stock Option Committee (except for non-employee director options which may not be less than the fair market value on the date the options are granted). At September 30, 1994, there were 927,214 shares available for grant under the 1989 plan.

     Stock appreciation rights may be offered to some or all of the employees, but not non-employee directors, who hold or receive options granted under the stock option plans. The stock appreciation rights entitle the optionee, in lieu of exercising stock options, and without payment to the Company, to receive an amount representing the value in shares of the stock appreciation rights. Such value is related to the increase in market value of the Company's Class A Common Stock and may be paid in shares of Class A Common Stock or up to 50% in cash. Stock appreciation rights become exercisable and expire on the same dates as the related options. No stock appreciation rights were outstanding as of September 30, 1994, August 31, 1993 or 1992.

     Changes in the number of shares represented by outstanding options during the years ended September 30, 1994, August 31, 1993 and 1992 are summarized as follows:

                                                                   1994       1993       1992
================================================================================================
Outstanding at beginning of year                                  929,775    995,130    916,717
Options granted (1994, $14.29 to $16.90 per share; 1993,
  $18.75 to $20.12 per share; 1992, $16.13 to $21.19 per share)   542,325    272,651    180,652
Options exercised (1994, $7.43 to $12.42 per share; 1993,
  $7.43 to $19.00 per share; 1992, $5.85 to $18.10 per share)     (78,791)  (290,751)   (94,354)
Options cancelled                                                (110,326)   (47,255)    (7,885)
                                                                -------------------------------
Outstanding at end of year (1994, $7.43 to $21.29 per share)    1,282,983    929,775    995,130
                                                                ===============================

     At September 30, 1994, options for 476,829 shares were exercisable. The remaining options become exercisable in the following fiscal years: 1995, 208,503 shares; 1996, 219,629 shares; 1997, 226,979 shares; 1998, 151,043 shares.

     At September 30, 1994, an aggregate of 2,897,778 shares of Class A Common Stock was reserved for the exercise of stock options and for issuance under the elective retirement savings plan (see Note 8).


4.   Acquisitions

     On April 29, 1994, the Company completed the acquisition of Southeastern Hospital Supply Corporation ("Southeastern"), a privately held medical supply distributor located in Fayetteville, North Carolina, for 784,793 shares, previously held as Treasury shares, of the Company's Class A Common Stock valued at approximately $12.6 million, incurred expenses of $0.4 million and assumed approximately $6.7 million of debt, which was paid by the Company on the acquisition date. The Company recorded an excess of cost over net assets acquired of approximately $5.4 million in the transaction.

     On August 31, 1994, the Company completed the acquisition of certain net assets of Professional Medical Supply Co., a privately held medical supply distributor located in Denver, Colorado, for approximately $2.4 million in cash including excess of cost over net assets acquired and other intangible assets of $1.9 million.

     On September 18, 1992, the Company completed its $33 per share cash tender offer for the outstanding shares of common stock of Durr. The total cost of the acquisition was approximately $395.3 million in cash plus expenses of $16.7 million and the assumption of long-term debt of approximately $72.1 million.
The acquisition, which has been accounted for as a purchase, was financed from borrowings under the Credit Agreement (as described in Note 2) and from funds generated internally. Durr is a distributor of pharmaceuticals and medical supplies based in Montgomery, Alabama.

     An excess of cost over net assets acquired of approximately $279.1 million was recorded based upon the fair value of assets acquired and liabilities assumed in the transaction. The operating results of Durr have been included in the Statements of Consolidated Earnings and Retained Earnings from the date of the acquisition.

     If the acquisition of Durr had occurred as of the beginning of the year ended August 31, 1992, the Company's unaudited pro forma net sales and other revenues, earnings from continuing operations before taxes on income, earnings from continuing operations, net earnings and earnings per common and common equivalent share from continuing operations, primary and fully diluted, would have been as follows:

     Dollars in millions, except for per share amount              1992
     =======================================================================
     Net sales and other revenues                                 $6,075
                                                                  ======
     Earnings from continuing operations before taxes on income       85
                                                                  ======
     Earnings from continuing operations                              50
                                                                  ======
     Net earnings                                                     58
                                                                  ======
     Earnings per common and common equivalent share
     from continuing operations, primary and fully diluted         $1.24
                                                                  ======

     The pro forma operating results above include Durr's results of operations for fiscal 1992 with increased depreciation and amortization of property, plant and equipment and excess of cost over net assets acquired along with other relevant adjustments to reflect fair value of the acquired assets, and pro forma interest expense on the assumed acquisition borrowings.

     The results of operations reflected in the pro forma information above are not necessarily indicative of the results which would have been reported if the Durr acquisition had been effected at the beginning of fiscal 1992.

     On March 16, 1993, the Company sold Durr-Fillauer Orthopedic, Inc., an indirect wholly-owned subsidiary of Durr, and a manufacturer and distributor of orthotic and prosthetic devices, for approximately $9.0 million in cash.

     On November 18, 1992, the Company completed the acquisition of the stock of Dr. T. C. Smith Company, a privately-held pharmaceutical distributor, located in Asheville and Raleigh, North Carolina, for approximately $8.2 million in cash plus expenses of $1.3 million and the assumption of approximately $9.7 million of bank debt which was paid by the Company on the acquisition date. The Company recorded an excess of cost over net assets acquired of approximately $1.5 million in the transaction.

     On January 29, 1993, the Company completed the acquisition of substantially all of the assets of Healthcare Distributors of Indiana, Inc.("HDI"), a privately-held pharmaceutical distributor located in South Bend, Indiana, for 455,655 shares, net of 39,488 shares subsequently reacquired, of the Company's Class A Common Stock valued at approximately $8.7 million, incurred expenses of $0.9 million and assumed approximately $7.3 million of debt which was paid by the Company on the acquisition date. The Company recorded an excess of cost over net assets acquired of approximately $2.9 million in the transaction.

     On February 28, 1992, the Company acquired substantially all of the net assets and business of the pharmaceutical distribution segment of Owens & Minor, Inc. for approximately $51.8 million in cash, including excess of cost over net assets acquired and other intangible assets of $9.9 million.

     The inclusion of each of the preceding acquisitions would not materially affect the foregoing pro forma amounts.


5.   Earnings per Common and Common Equivalent Share

     Earnings per common and common equivalent share are based on the weighted average number of shares of Class A Common Stock outstanding during each year, the assumed conversion of the weighted average number of shares of Class B Common Stock outstanding during each year through the Conversion Date (see Note
3) and the assumed exercise of dilutive employees' stock options (less the number of Treasury shares assumed to be purchased from the proceeds using the average market price or, for fully diluted earnings per share, the greater of the average market price or year-end market price of the Company's Class A Common Stock), after giving effect to the 5% stock dividend declared January 26, 1995 (see Note 14). Primary earnings per share are based upon 38,683,775 shares in 1994, 38,129,108 shares in 1993 and 39,527,091 shares in 1992. Fully diluted earnings per share are based upon 38,691,009 shares in 1994 and 47,687,844 shares in 1992 and assume conversion of the LYONs in 1992. In 1993, the computation of fully diluted earnings per share was anti-dilutive. Primary and fully diluted earnings per share are both based upon 38,320,820 shares in the month ended September 30, 1993.


6.   Leases

     The Company conducts certain of its operations from leased warehouse and office facilities and uses certain data processing, transportation, and other equipment under lease agreements expiring at various dates during the next 14 years, excluding renewal options. Future minimum rental commitments at September 30, 1994, under operating leases having noncancelable lease terms in excess of one year, aggregated $56,571,000, with rental payments during the five succeeding years of $14,148,000, $10,640,000, $9,123,000, $6,993,000 and
$5,549,000, respectively. Future minimum rentals to be received under noncancelable subleases at September 30, 1994 totaled $15,000. Net rental expense for the years ended September 30, 1994, August 31, 1993 and 1992, was $15,871,000, $15,978,000 and $13,988,000, respectively, after deducting sublease income of $187,000, $675,000 and $967,000, respectively.


7.   Taxes on Income

     Effective September 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). The effect of initially adopting SFAS 109 was accounted for as a cumulative effect of an accounting change of $8.7 million, or $0.23 per share, recorded in September 1993.

     This Statement changed the Company's method of accounting for income taxes from the deferred method to an asset and liability method. Under the deferred method, annual income tax expense is matched with pre-tax accounting income by providing deferred taxes at current rates for timing differences between the determination of net income for financial reporting and tax purposes. Under the asset and liability method, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled.

     Total Federal and State taxes on income for the years ended September 30, 1994, August 31, 1993 and 1992 are summarized as follows:

     Dollars in thousands                  1994       1993       1992
     ==================================================================
     Continuing operations:
       Currently payable
         Federal                         $36,818    $29,342    $30,063
         State                             6,588      5,675      5,928
       Deferred (principally Federal)     (1,414)   (15,364)    (5,533)
                                         -----------------------------
            Total                        $41,992    $19,653    $30,458
                                         =============================
     Discontinued operations:
       Currently payable
         Federal                         $     -    $     -    $ 4,939
         State                                 -          -        854
       Deferred (principally Federal)          -          -     (2,743)
                                         -----------------------------
            Total                        $     -    $     -    $ 3,050
                                         =============================
     Extraordinary loss:
       Currently payable
         Federal                         $     -    $(1,481)   $     -
         State                                 -       (305)         -
                                         -----------------------------
            Total                        $     -    $(1,786)   $     -
                                         =============================

     Discontinued operations include Federal and State taxes on income for both the net results of operations and the gain on disposition of Commtron.

     Deferred taxes result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes. The sources of these temporary differences and the tax effects from continuing operations are as follows:

     Dollars in thousands             1994         1993       1992
     =================================================================
     Accelerated depreciation      $   (476)    $  1,067    $  1,752
     Inventory transactions          (2,699)      (1,787)     (5,875)
     Restructuring charge             4,936      (12,735)          -
     Receivables transactions        (2,307)      (1,277)     (1,934)
     Vacation pay transactions         (218)        (457)       (296)
     Other differences                 (650)        (175)        820
                                   ---------------------------------
              Total                $ (1,414)    $(15,364)   $ (5,533)
                                   =================================

     The principal sources of timing differences from discontinued operations are accelerated depreciation, inventory transactions and receivables transactions.

     Taxes on income from continuing operations vary from the statutory Federal income tax rate applied to earnings from continuing operations before taxes on income as the result of the following:

     Dollars in thousands                                       1994      1993      1992
     =====================================================================================
     Statutory Federal income tax rate applied to earnings
       from continuing operations before taxes on income      $34,340   $16,732   $28,380
     Increase (decrease) in taxes resulting from:
       Amortization of excess of cost over net
         assets of acquired companies                           2,912     2,895       465
       State income taxes - net of Federal benefits             4,141     1,977     3,856
       Governmental investment income                            (348)     (893)   (3,007)
       Effects of purchase accounting                               -    (1,679)        -
       Other                                                      947       621       764
                                                              ---------------------------
     Total taxes on income from continuing operations         $41,992   $19,653   $30,458
                                                              ===========================


     The tax effects of significant items comprising the Company's net deferred tax liability as of September 30, 1994 are as follows (dollars in thousands):

              Deferred tax liabilities:
                Inventory basis difference due to LIFO
                  method and uniform capitalization              $ 30,713
                Accelerated depreciation                            7,871
                Other                                               2,709
                                                                 --------
                        Total                                      41,293
                                                                 --------
              Deferred tax assets:
                Reserves for doubtful receivables                  (9,646)
                Restructuring charge not currently deductible      (7,732)
                Vacation pay not currently deductible              (2,012)
                Accrued liabilities not currently deductible      (13,212)
                Other                                              (3,843)
                                                                 --------
                        Total                                     (36,445)
                                                                 --------
                  Net deferred tax liability                     $  4,848
                                                                 ========

     In the opinion of management of the Company, no valuation reserve related to recorded deferred tax assets is deemed necessary.


8.   Retirement and Savings Plans

     The Company provides for retirement benefits through an elective retirement savings plan and supplemental retirement plans.

     The Company has an elective retirement savings plan generally available to all employees with six months of service. Under the terms of the plan, the Company guarantees a contribution of $0.50 for each $1.00 invested by the participant up to the participant's investment of 6% of salary, subject to plan and regulatory limitations. The Company may also make additional cash or stock contributions to the plan at its discretion. The Company's contributions are vested to participants over five years. The Company made contributions of $4,146,000, $4,219,000 and $2,760,000 to the plan in 1994, 1993 and 1992, respectively.

     The Company terminated its defined benefit contributory retirement plan on December 31, 1991. The Company's general funding policy with respect to the defined benefit contributory retirement plan was to contribute amounts which were sufficient to satisfy legal funding requirements and were deductible for Federal income tax purposes. No contributions were made in 1992. Upon termination of the plan, all participants became fully vested and received their benefits through the purchase of annuity contracts or by cash distribution.

     The supplemental retirement plans provide benefits for certain officers and key employees. Effective January 1991, the Company approved a new Supplemental Executive Retirement Plan ("SERP") for officers and key employees. SERP is a "target" benefit plan, with the annual lifetime benefit based upon a percentage of salary during the final five years of pay at age 62, offset by several other sources of income including benefits payable under a prior supplemental retirement plan.

     The components of net periodic pension cost for the supplemental retirement plans for 1994 and the defined benefit contributory and supplemental retirement plans for 1993 and 1992 are as follows:

     Dollars in thousands                   1994     1993     1992
     ================================================================
     Service cost                          $  131   $  218   $  389
     Interest cost                          1,643    1,544    3,334
     Return on plan assets - actual             -        -   (1,786)
                           - deferred           -        -     (128)
     Amortization of prior service cost       397      424      379
     Amortization of initial unrecognized
       (net asset) net obligation             286      264      (39)
                                           ------------------------
          Total                            $2,457   $2,450   $2,149
                                           ========================

     Assumptions used to develop the net periodic pension cost for the defined benefit contributory and supplemental retirement plans were:

                                                    1994        1993         1992
     ================================================================================
     Discount rate                               7.25%-8.25%    7.25%     8.00%-8.50%
     Rate of increase in salary levels              5.50%       5.25%        6.00%
     Expected long-term rate of return on
       defined benefit contributory plan assets       -           -          9.00%

     The funded status of the supplemental retirement plans as of September 30, 1994 and August 31, 1993 is as follows:

     Dollars in thousands                                                    1994      1993
     =======================================================================================
       Actuarial present value of benefit obligations:
         Vested benefits                                                   $15,506   $17,983
         Nonvested benefits                                                     76       403
                                                                           -----------------
         Accumulated benefit obligation                                     15,582    18,386
         Effect of assumed increase in future compensation levels            2,427     2,856
                                                                           -----------------
       Projected benefit obligation                                         18,009    21,242
       Assets of plans at fair value                                        (2,520)   (3,170)
                                                                           -----------------
       Excess of projected benefit obligation over assets                   15,489    18,072
       Unrecognized prior service cost                                      (3,266)   (3,657)
       Unrecognized net loss                                                (2,962)   (3,561)
       Unrecognized net obligation remaining
         from date of adoption                                              (4,106)   (4,369)
                                                                           -----------------
       Pension liability recognized in the consolidated balance sheets     $ 5,155   $ 6,485
                                                                           =================

     At September 30, 1994, the Company owns life insurance in the aggregate amount of $43 million covering substantially all the participants in a supplemental retirement plan. The Company intends to keep this life insurance in force until the demise of the participants.

     Contributions are also made to multi-employer defined benefit plans administered by labor unions for certain union employees. Amounts charged to pension expense and contributed to these plans were $297,000, $284,000 and $331,000, in 1994, 1993 and 1992, respectively.

     On September 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") which requires the cost of postretirement benefits other than pensions to be recognized on an accrual basis as employees perform services to earn such benefits. The Company had previously expensed postretirement benefits as paid. The estimated transition obligation of the Company, which is the accumulated postretirement benefit obligation at the date of adoption, amounted to approximately $2.1 million. This obligation is being recognized over 20 years. The impact of the Company's adoption of SFAS 106 was to increase each future year's annual benefits expense (assuming amortization of the transition obligation over 20 years) by $275,000.


9.   Supplemental Cash Flow Disclosures

     Dollars in thousands                    September 30,   August 31,    August 31,
     Years Ended:                                1994           1993          1992
     ================================================================================
     Cash paid during the year for:
       Interest, net of amounts capitalized
         ($466 in 1994 and $264 in 1993)      $ 24,097       $ 19,387      $  2,073
       Income taxes                             38,960         38,812        26,734

     On April 29, 1994, the Company completed the acquisition of Southeastern Hospital Supply Corporation ("Southeastern"), a privately held medical supply distributor located in Fayetteville, North Carolina, for 784,793 shares, previously held as Treasury shares, of the Company's Class A Common Stock valued at approximately $12.6 million, incurred expenses of $0.4 million and assumed approximately $6.7 million of debt, which was paid by the Company on the acquisition date. The Company recorded an excess of cost over net assets acquired of approximately $5.4 million in the transaction.

     On August 31, 1994, the Company completed the acquisition of certain net assets of Professional Medical Supply Co., a privately held medical supply distributor located in Denver, Colorado, for approximately $2.4 million in cash, including excess of cost over net assets acquired, and other intangible assets of $1.9 million.

     During fiscal 1993, the Company paid approximately $412.0 million in cash, acquired assets at fair value of approximately $370.9 million and assumed liabilities of approximately $238.0 million in connection with the Durr acquisition. Also during fiscal 1993, the Company paid approximately $8.2 million in cash plus expenses of $1.3 million, acquired assets at fair value of approximately $32.4 million and assumed liabilities of approximately $24.4 million in connection with the acquisition of the Dr. T.C. Smith Company. Additionally, during fiscal 1993, the Company issued 455,655 shares, net of 39,488 shares subsequently reacquired, of the Company's Class A Common Stock valued at approximately $8.7 million, incurred expenses of $0.9 million, acquired assets at fair value of approximately $30.1 million and assumed liabilities of approximately $23.1 million in connection with the acquisition of HDI.

     During the fourth quarter of fiscal 1993, the Company approved a restructuring plan which resulted in a charge of $33.0 million to earnings from continuing operations before taxes on income(see Note 12). In the second quarter of fiscal 1993, the Company redeemed for cash the outstanding LYONs, which resulted in an extraordinary after-tax loss of $2.6 million, net of related income tax benefit of $1.8 million (see Note 2).

     In fiscal 1992, the Company transferred assets totaling $145.5 million, excluding intercompany advances, and liabilities of $142.9 million in connection with the sale of Commtron (see Note 10).


10.  Discontinued Operations

     On June 19, 1992, the Company sold its 81%-owned subsidiary, Commtron, to Ingram Industries, Inc. ("Ingram"). On that date, the Company received aggregate consideration of $7.75 per share for each of the 3,246,000 shares of Commtron Class A Common Stock and 5,000,000 shares of Class B Common Stock owned by the Company. Of the approximate $63.9 million of aggregate consideration received by the Company, approximately $58.2 million was paid outright to the Company with respect to shares of Commtron's outstanding Common Stock owned by the Company free of escrow, and approximately $5.7 million was paid in escrow with respect to 732,863 shares of Commtron Class A Common Stock registered in the name of the Company but held in escrow for issuance in exchange for the Company's Debentures (see Note 2). As a result of the sale, each $1,000 principal amount of Debentures which, prior to the sale, was exchangeable for
67.20 shares of Commtron Class A Common Stock, is now exchangeable for approximately $520.83 cash, less applicable taxes, plus interest accrued on the net amount ("Escrow Amount Per Debenture"). Unless exchanged for the Escrow Amount Per Debenture, or otherwise acquired or redeemed by the Company, each Debenture will remain an outstanding obligation of the Company until maturity. On the closing date, the Company also repaid net advances made to the Company by Commtron of approximately $68.6 million. The Company recorded an after-tax gain of $4.0 million on the transaction.

     The net results of operations of Commtron have been reclassified and shown separately for the year ended August 31, 1992 in the Statements of Consolidated Earnings and Retained Earnings as earnings from discontinued operations and, accordingly, have been omitted from the various categories as follows:

     Dollars in thousands                                               1992
     =========================================================================
     Net sales and other revenues                                    $438,402
                                                                     --------
     Costs and expenses                                               433,195
     Net interest income                                               (2,877)
                                                                     --------
     Total costs and expenses                                         430,318
                                                                     --------
     Earnings before taxes on income                                    8,084
     Taxes on income                                                    3,234
                                                                     --------
     Earnings before minority interest in net earnings of subsidiary    4,850
     Minority interest in net earnings of subsidiary                     (974)
                                                                     --------
     Earnings from discontinued operations                           $  3,876
                                                                     ========

11.  Contingencies

     The Company received proceeds of $14,831,000 and $4,097,000 in 1994 and 1993, respectively, from receivables sold with recourse by the Company to financial institutions and is contingently liable as guarantor of $29,439,000 and $36,068,000 at September 30, 1994 and August 31, 1993 of such receivables.

     In December 1992, a customer of the Company commenced a legal action against the Company in the Superior Court of the State of California alleging breach of contract, misrepresentation and violations of certain California antitrust and unfair practices laws. This customer seeks a variety of damage claims in substantial amounts including compensatory, treble and punitive damages, an injunction against collection on a note, and declaratory judgement as to the customer's rights under an alleged oral joint venture agreement with the Company. As of October 31, 1994, this customer owed the Company approximately $6.2 million, of which approximately $1.2 million represents trade receivables and $5.0 million represents a loan.

     On July 29, 1993, this customer filed a voluntary petition for relief under Chapter 11 of the United States Code and the complaint filed by the Company against the customer has been stayed. An additional action brought by the Company against two individuals as guarantors of the customer's obligations has been transferred to the Superior Court in San Francisco County, with the California State antitrust actions referenced in the next paragraph.

     In addition, the Company has been named as a defendant along with several pharmaceutical industry-related companies in several State antitrust actions in California and Alabama and a Federal multidistrict antitrust action. The California State action purports to be a coordinated class action under California's Cartwright Act, Unfair Practices Act and Business and Professions Code. (The State court judge recently struck the class allegations from the Unfair Practices Act claims). The Alabama State complaint purports to be a class action under Alabama antitrust law. The Federal class action complaint alleges that the Company and numerous manufacturers and other wholesalers violated the Sherman Act. Plaintiffs seek injunctive relief and treble damages in an amount to be determined at trial.

     On October 21, 1994, the Company entered into a sharing agreement with five other wholesalers and 26 pharmaceutical manufacturers. Among other things, the agreement provides that: (a) if a judgement is entered into against both the manufacturer and wholesaler defendants, the total exposure for joint and several liability of the Company is limited to $1,000,000; (b) if a settlement is entered into by, between, and among the manufacturer and wholesaler defendants, the Company has no monetary exposure for such settlement amount; (c) the six wholesaler defendants will be reimbursed by the 26 pharmaceutical defendants for related legal fees and expenses up to $9,000,000 total (of which the Company will receive a proportionate share) and (d) the Company is to release certain claims which it might have had against the manufacturer defendants for the claims presented by the plaintiffs in these cases. The agreement covers the Federal court litigation as well as the cases which have been filed in the various State courts. After discussions with counsel, management of the Company believes that the allegations of liability set forth in these lawsuits are without merit as to the wholesaler defendants and that any attendant liability of the Company, although unlikely, would not have a material adverse effect on the Company's financial condition.

     On November 2, 1988 and November 14, 1988, two class action and derivative suits were filed naming the Company and certain Directors and Officers as defendants and seeking damages and relief as a result of the Recapitalization Plan approved by the shareowners at the January 31, 1989 Annual Meeting. On April 5, 1989, the two actions were consolidated. On September 7, 1994, an Order and Final Judgement was signed approving the settlement of the class and derivative litigation. Under the order, the Company became obligated to pay the plaintiff's attorneys the sum of $446,000 for fees, expenses and interest and Mr. Robert E. Martini and the Estate of Emil P. Martini, Jr. each agreed to transfer to the Company 15,750 shares of the Company's Class A Common Stock.
The Estate of Emil P. Martini, Jr. was also given the option, in lieu of the transfer of 15,750 shares of Class A Common Stock, to pay the Company in cash the sum of $294,000.

     The Company is involved in various additional items of litigation. Although the amount of liability at September 30, 1994 with respect to these items of litigation cannot be ascertained, in the opinion of management, any resulting future liability will not have a material adverse effect on its financial position or results of operations.


12.  Restructuring and Other Unusual Items

     During the fourth quarter of fiscal 1993, the Company approved a restructuring plan which consists of an accelerated consolidation of pharmaceutical distribution facilities into larger, more efficient regional distribution centers, the merging of duplicate operating systems, the reduction of administrative support in areas not affecting valued services to customers, and the discontinuance of services and programs that do not meet the Company's strategic and economic return objectives. The estimated pre-tax cost of the restructuring plan is $33.0 million. The restructuring charge represents the costs associated with restructure, primarily abandonment and severance. For those activities or assets where the disposal is expected to result in a gain, no gain will be recognized until realized. During fiscal 1994, the Company incurred costs of approximately $13.1 million related to the restructuring plan.

     During fiscal 1994, the Company recognized a gain from the sale of investment securities of $5.1 million before income taxes of $2.2 million.

     During the second quarter of fiscal 1994, the Company recorded a pre-tax charge of $1.4 million ($0.8 million after tax) for the uninsured portion of an earthquake loss sustained by the Company's Valencia, California Regional Distribution Center on January 17, 1994.

     On June 18, 1993, the Company announced that a joint bid which the Company had made in April 1993 with the French company, Cooperation Pharmaceutique Francaise, to acquire the largest French pharmaceutical distribution company, Office Commercial Pharmaceutique, had been withdrawn. Accordingly, expenses of $2.5 million, before income tax benefit of $1.0 million associated with the transaction, were recorded in the fourth quarter of fiscal 1993.


13.  Disclosures About Fair Value of Financial Instruments

     The recorded amounts of the Company's cash and cash equivalents, the Debentures and the 7% Debentures at September 30, 1994, approximate fair value. The fair values of the Company's other investments and the Senior Notes are estimated as follows, based on the market prices of these instruments at September 30, 1994:

           Dollars in thousands
           ========================================================
                                                         Recorded
                                           Amount       Fair Value
                                          ---------     ----------
           Other investments              $  22,063     $  21,694
           7 3/8% Senior Notes              149,078       142,557
           5 5/8% Senior Notes               99,926        98,937


14.  Subsequent Event

     On January 26, 1995, the Company declared a 5% stock dividend on the Corporation's Class A Common Stock payable March 1, 1995 to shareowners of record on February 6, 1995. The dividend was charged to retained earnings in the approximate amount of $44,207,000, which is based on the closing price of $23.375 per share of Class A Common Stock on the declaration date. Average shares outstanding and all per share amounts included in the accompanying consolidated financial statements and notes are based on the increased numbers of shares giving retroactive effect to the stock dividend.



                                      35


                                                               Exhibit 99.2(e)



INDEPENDENT AUDITORS' REPORT


To the Directors and Shareowners of
  Bergen Brunswig Corporation:


We have audited the accompanying consolidated balance sheets of Bergen Brunswig
Corporation and subsidiaries as of September 30, 1994 and August 31, 1993, and the related statements of consolidated earnings and retained earnings and cash flows for the year ended September 30, 1994, the one month ended September 30, 1993 and the years ended August 31, 1993 and 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bergen Brunswig
Corporation and subsidiaries at September 30, 1994 and August 31, 1993, and the results of their operations and their cash flows for the year ended September
30, 1994, the one month ended September 30, 1993 and the years ended August 31, 1993 and 1992, in conformity with generally accepted accounting principles.

As discussed in Note 7 of Notes to Consolidated Financial Statements, the
Company changed its method of accounting for income taxes effective September 1, 1993.



/s/ Deloitte & Touche LLP
- ---------------------------
Costa Mesa, California
October 31, 1994, except
for Note 14, as to which the
date is January 26, 1995.

                                      36
